Exhibit 99(a)(1)(D)

BDCA BUSINESS DEVELOPMENT CORPORATION OF AMERICA LETTER TO STOCKHOLDERS DEAR STOCKHOLDER: No action is required of you at this time. We have sent this letter to you only to announce the semi-annual repurchase offer (the “Offer”) by Business Development Corporation of America (the “Company”). The purpose of this Offer is to provide a measure of liquidity to stockholders since there is otherwise no public market. The Offer is for cash at a price equal to the Company’s then-current net asset value per share as of March 31, 2017 (the “Purchase Price”), and is made upon the terms and subject to the conditions set forth in the accompanying Offer to Purchase and Letter of Transmittal. The Offer period will begin on May 30, 2017 and end at 11:59 P.M. Eastern Time, on July 6, 2017. Subject to the limitations contained in the Offer to Purchase, which is attached to this letter, all properly completed and duly executed letters of transmittal returned to us will be processed promptly following the expiration of the Offer period. IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES AT THE COMPANY’S THEN-CURRENT NET ASSET VALUE PER SHARE AS OF MARCH 31, 2017, PLEASE DISREGARD THIS NOTICE. We will contact you again each fiscal semester and each fiscal semester thereafter to notify you of the Company’s intention to offer to repurchase a portion of its issued and outstanding shares. If you would like to tender a portion or all of your shares for repurchase at this time, please complete the Letter of Transmittal Form included with this letter and return it in the enclosed envelope. Please see the attached Offer to Purchase for conditions to the Offer, including, but not limited to, the fact that we are only offering to repurchase up to 9,010,785 shares of our common stock held by stockholders as of the date of this Offer. All requests to tender shares must be received in good order by the Company, at the address below, by 11:59 P.M. Eastern Time, on July 6, 2017. Business Development Corporation of America c/o DST Systems, Inc. Ste. 219943 430 W. 7th Street Kansas City, MO 64105-1407 If you have any questions, please call your financial advisor or call us at (844) 785-4393. Sincerely, /S/ Richard J. Byrne Richard J. Byrne Chief Executive Officer, President and Chairman, Business D evelopment Corporation of America BUSINESS DEVELOPMENT CORPORATION OF AMERICA c/o DST Systems, Inc. Ste. 219943 430 W. 7th Street Kansas City, MO 64105-1407 T: Investor Relations at (844) 785-4393 W: www.bdcofamerica.com THIS IS NOTIFICATION OF THE SEMI-ANNUAL REPURCHASE OFFER. IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME, KINDLY DISREGARD THIS NOTICE. May 30, 2017